SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) June 28, 2000


                         priceline.com Incorporated
                         --------------------------
           (Exact name of registrant as specified in its charter)

Delaware                              0-25581                06-1528493
(State or other Jurisdiction    (Commission File Number)   (IRS Employer
of Incorporation)                                          Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut                         06854
         (Address of principal office)                            (zip code)


Registrant's telephone number, including area code: (203) 299-8000

N/A (Former name or former address, if changed since last report)



ITEM 5.  OTHER EVENTS.

a.       Launch of priceline.com Europe(TM)

         On June 28, 2000, priceline.com and General Atlantic Partners, LLC announced the formation of a new company called priceline.com Europe(TM) that plans to begin offering products and services starting in the fourth quarter of 2000. In addition, the new company announced the appointment of the first two members of its senior management team, Dennis Malamatinas and Timothy G. Brier. The information set forth above is qualified in its entirety by reference to the press release issued by priceline.com on June 28, 2000, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

b.       Series A Convertible Redeemable PIK Preferred Stock

         On June 30, 2000, priceline.com announced that Delta Air Lines, Inc. had exchanged 6.0 million shares of priceline.com common stock held by Delta for 6.0 million shares of convertible preferred stock of priceline.com. The exchange was part of a November 1999 agreement between Delta and priceline.com. The newly issued convertible preferred shares pay dividends in common stock at a rate of 8% per annum commencing April 1, 2000. Priceline.com may, at its option, redeem the preferred stock after April 1, 2003 at $59.93 per share in cash, plus accrued but unpaid dividends. The preferred stock is subject to mandatory redemption on April 1, 2010. The preferred stock is convertible into shares of priceline.com common stock on a one-for-one basis at any time prior to redemption, subject to customary anti-dilution adjustments. The information set forth above is qualified in its entirety by reference to the press release issued by priceline.com on June 30, 2000, a copy of which is attached hereto as
Exhibit 99.2 and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

c.       Exhibits.

           99.1     Press Release issued by priceline.com on June 28, 2000.

           99.2     Press Release issued by priceline.com on June 30, 2000.


                                 SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           PRICELINE.COM INCORPORATED


                                           By: /s/ Heidi G. Miller
                                               ----------------------------
                                               Name:  Heidi G. Miller
                                               Title: Chief Financial Officer

Date:  June 30, 2000



                               EXHIBIT INDEX



     Exhibit No.                         Description
     -----------                         -----------

     99.1              Press Release issued by priceline.com on June 28, 2000.

     99.2              Press Release issued by priceline.com on June 30, 2000.